Exhibit 99.1

Press Release
August 21, 2020

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Third Quarter 2020 Cash Dividend

FORT WAYNE, INDIANA, August 21, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors has declared a quarterly cash dividend of $0.25 per common share. The dividend is payable to shareholders of record at the close of business on September 30, 2020, and is payable on or about October 16, 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500